                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

         Filed by the Registrant [ ]
         Filed by a Party Other than the Registrant [ ]
         Check the appropriate box:
         [ ] Preliminary proxy Statement       [ ] Confidential, for Use of the
                                                   Commission Only (as
                                                   permitted by Rule 14a-6(e)
                                                   (2) )

         [X]  Definitive Proxy Statement
         [ ]  Definitive Additional Materials
         [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240. 14a-12


               Aquila Gas Pipeline Corporation (File No. 1-12426)
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X]  No fee required.
         [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)
              (l) and 0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

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         [ ]  Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

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         (2)  Form, Schedule or Registration Statement No.:

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         (3) Filing Party:

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         (4)  Date Filed:

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


                    [AQUILA GAS PIPELINE CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aquila Gas Pipeline Corporation will be held at the Hyatt Regency San Antonio, 123 Losoya Street, San Antonio, Texas, on Tuesday, May 12, 1998, at 10:00 a.m. (San Antonio time), on that date and thereafter as it may from time to time be adjourned, for the following purposes:

      1. To elect two Directors of the Company to hold office for three years, and until their successors have been duly elected and qualified.

      2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on March 27, 1998, are entitled to receive notice of and vote at the meeting or any adjournment thereof.

         Accompanying this Notice of Annual Meeting is a Proxy, Proxy Statement and a copy of the Company's 1997 Annual Report to Stockholders.

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

                                       By Order of the Board of Directors,



                                            DONALD JAMES LABAUVE
                                            Corporate Secretary

San Antonio, Texas
April 20, 1998

                         AQUILA GAS PIPELINE CORPORATION
                            ONE INTERNATIONAL CENTRE
                          100 N.E. LOOP 410, SUITE 1000
                            SAN ANTONIO, TEXAS 78216

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1998

GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aquila Gas Pipeline Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency San Antonio, 123 Losoya Street, San Antonio, Texas at 10:00 a.m. (San Antonio time), on Tuesday, May 12, 1998, and at any adjournment thereof for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders.

         Copies of soliciting material will be furnished to brokerage firms, fiduciaries and other nominees as required for forwarding to beneficial owners. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by Directors, officers and regular employees of the Company. Directors, officers and employees of the Company will not be specially compensated for soliciting proxies. The Company will bear all costs of soliciting proxies and will reimburse brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

         The enclosed proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company, by duly exercising a proxy bearing a later date and delivering such later proxy to the Secretary of the Company prior to the Annual Meeting or by attending the Annual Meeting and voting in person. Unless the proxy is revoked, or unless it is received in such form as to render it invalid, the shares represented by it will be voted in accordance with the instructions contained therein.

         The principal executive offices of the Company are located at One International Centre, 100 N.E. Loop 410, Suite 1000, San Antonio, Texas 78216, telephone (210) 342-0685.

         On March 27, 1998, the record date for determining stockholders entitled to vote at the Annual Meeting, there were 29,400,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company outstanding, each share of such stock being entitled to one vote, except that each stockholder on the vote for nominees for election of Directors is entitled to exercise the right of cumulative voting. Cumulative voting entitles the stockholder to cast as many votes as shall equal the number of shares owned multiplied by the number of Directors to be elected, and to cast all of such votes for a single Director, or to distribute the votes among those to be voted for. The two nominees for election as Directors who receive the greatest number of votes cast, a quorum (a majority of the shares entitled to vote) being present in person or by proxy, shall become Directors at the conclusion of the tabulation of votes. The abstention or failure to vote shares so present and broker non-votes does not have the effect of a vote "against" a nominee, since only a plurality of votes cast (rather than of votes present) is necessary to elect a Director. The votes are counted and certified by one or more inspectors appointed by the Company in advance of the Annual Meeting of Stockholders in accordance with the Delaware General Corporation Law.

         This proxy statement and the accompanying proxy are being mailed to stockholders on or about April 20, 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth the only persons (or "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) who are known to the Company to have beneficially owned on March 27, 1998, more than 5% of the Common Stock entitled to vote at any meeting of stockholders of the Company.

                                                              NUMBER OF SHARES         PERCENTAGE OF COMMON
          NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIALLY OWNED             STOCK OWNED
          ------------------------------------            -----------------------   --------------------------
          Aquila Energy Corporation(1)  ................         24,000,000                    81.6%
             2533 North 117th Avenue, Suite 300
             Omaha, NE 68164-8618

-----------

(1) UtiliCorp United Inc. ("UtiliCorp"), the parent of Aquila Energy Corporation ("Aquila Energy") and Richard C. Green, Jr., the Chairman of the Board and Chief Executive Officer of UtiliCorp, may be considered beneficial owners of the Common Stock held of record by Aquila Energy due to their control position with respect to Aquila Energy.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of March 27, 1998, concerning the shares of Common Stock beneficially owned by (i) each of the Directors of the Company, (ii) each of the executive officers of the Company named in the Summary Compensation Table and (iii) executive officers and Directors as a group. The beneficial owner has sole voting and investment power over the shares shown, unless otherwise indicated.

                                                                                       NUMBER OF      PERCENT OF
          NAME OF INDIVIDUAL OR GROUP                                                   SHARES         CLASS(1)
          ---------------------------                                                ------------  ---------------
          Harvey J. Padewer  ......................................................            -          -
          Damon C. Button  ........................................................         7,204         -
          Charles K. Dempster  ....................................................         1,251         -
          Gary L. Downey  .........................................................         1,866         -
          Robert L. Howell  .......................................................           301         -
          Travis H. Lynch  ........................................................         4,911         -
          Jon L. Mosle, Jr.  ......................................................         2,866         -
          Mitchell R. Roper  ......................................................         3,458         -
          F. Joseph Becraft  ......................................................         7,000         -
          Robert K. Green  ........................................................        11,700         -
          Directors and Executive Officers - as a group (12 persons)...............        44,197         -

-----------

(1)      Less than 1% of Common Stock outstanding.

DIRECTORS AND EXECUTIVE OFFICERS


  NAME                                                              POSITION WITH THE COMPANY                   AGE
  ----                                                              -------------------------                   ---
  Harvey J. Padewer (1)  ........................    Director and Vice Chairman of the Board of Directors       50
  Charles K. Dempster (2)  ......................    Chairman of the Board of Directors                         55
  Robert K. Green (1)  ..........................    Director                                                   35
  Gary L. Downey (1)  ...........................    Director                                                   61
  *Robert L. Howell (3)  ........................    Director                                                   57
  *Jon L. Mosle, Jr. (3)  .......................    Director                                                   68
  F. Joseph Becraft (2)  ........................    President, Chief Executive Officer and Director            55
  Damon C. Button  ..............................    Vice President, Treasurer and Chief Financial Officer      44
  Mitchell R. Roper  ............................    Managing Vice President, Gas Supply and Marketing          39
  Travis H. Lynch  ..............................    Vice President, Gas Supply                                 59
  Douglas H. Westmoreland  ......................    Vice President, Operations and Engineering                 51
  James E. Wade  ................................    Vice President, Gas Marketing                              37

-----------

*    Nominee for election as Director at this meeting.

(1)  Term expires in 2000.

(2) Term expires in 1999.

(3) Term expires in 1998.

         Harvey J. Padewer is a Director of the Company and has held such position since March 1996. Beginning in March 1997, Mr. Padewer also serves as Vice Chairman of the Board of Directors of the Company. In addition, since October 1995, Mr. Padewer has served as Senior Vice President of UtiliCorp Power Services and since November 29, 1995, has served as Senior Vice President of both UtiliCorp Power Services and UtiliCorp Energy Resources. Also since November 29, 1995 to the present, he has served as President of Aquila Energy Corporation. From June 30, 1995 to October 2, 1995, Mr. Padewer served as Managing Vice President of UtiliCorp Power Services. Prior to being employed by UtiliCorp, Mr. Padewer was employed by Asea Brown Boveri Power Generation, Inc. at various officer level positions for over five years.

         Charles K. Dempster is the Chairman of the Board of Directors of the Company and has held such position since August 1993. From August 1993 to August 1997, Mr. Dempster also served as Chief Executive Officer of the Company. Mr. Dempster has served as Chairman of the Board of Directors and Chief Executive Officer of UtiliCorp U.K., Inc. from November 29, 1995 to present. From January 1993 through November 28, 1995, Mr. Dempster served as President of Aquila Energy and director of various affiliates of the Company. From 1986 to December 1992, Mr. Dempster served as President of Reliance Pipeline Company.

         Gary L. Downey is a Director of the Company and has held such position since August 1993. From 1988 until he retired in 1992, Mr. Downey served as Senior Vice President, ARCO International Oil and Gas Co., a division of Atlantic Richfield Company.

         Robert L. Howell is a Director of the Company and has held such position since September 1993. From October 1995 to the present, Mr. Howell has served as Senior Vice President of UtiliCorp. From September 1988 to October 1995, Mr. Howell held several positions including Vice President, Corporate Development and Managing Vice President of UtiliCorp. Mr. Howell also serves as a director of Aquila Energy.

         Jon L. Mosle, Jr. is a Director of the Company and has held such position since August 1993. From 1992 to the present, Mr. Mosle served as an independent consultant. From 1984 to 1992, Mr. Mosle served as Director, Private Capital, of AmeriTrust Texas, n.a.

         F. Joseph Becraft is President, Chief Executive Officer and Director of the Company and has held such position since August 1997. From May 1995 through November 1996, Mr. Becraft served in various capacities including President and Chief Executive Officer of Valero Energy Corporation. From 1989 through April 1995, Mr. Becraft served as President and Chief Executive Officer of Transok Inc.

         Robert K. Green is a Director of the Company and has held such a position since August 1997. Mr. Green also serves as the President of UtiliCorp since February 1996, and earlier served as Managing Executive Vice President from January 1993 to February 1996. He has held several executive positions at UtiliCorp's Missouri Public Service division since 1988, including two years as President. Mr. Green is Chairman of the Kansas City Metropolitan YMCA, President of the Heart of America Council, Boy Scouts of America and a director of UMB Bank, n.a.

         Damon C. Button is Vice President, Treasurer and Chief Financial Officer of the Company and has held such position with the Company since August 1993. From July 1992 to July 1993, Mr. Button held the same position with Aquila Southwest Energy Corporation. From 1980 to July 1992, Mr. Button held the same position with the general partner of Clajon Holdings, L.P. and its predecessor.

         Mitchell R. Roper is Managing Vice President, Gas Supply and Marketing, of the Company and has held such position since January 1995. From November 1993 to January 1995, Mr. Roper served as Vice President, Corporate Development, of the Company. From May 1992 to November 1993, Mr. Roper served as Vice President, Gas Marketing of the Company. From 1990 to May 1992, Mr. Roper served as Director, Gas Marketing, of the Company. From 1989 to 1990, Mr. Roper served as a gas marketing representative of Aquila Energy.

         Travis H. Lynch is Vice President, Gas Supply, of the Company and has held such position with the Company since August 1993. From July 1992 to July 1993, Mr. Lynch held the same position with Aquila Southwest Energy Corporation. From 1978 to July 1992, Mr. Lynch held the same position with the general partner of Clajon Holdings, L.P. and its predecessor.

         Douglas H. Westmoreland is Vice President, Operations and Engineering, of the Company and has held such position since August 1993. From 1991 to 1993, Mr. Westmoreland served a subsidiary of the Company as Director of Operations, and for more than three years prior to 1991 as District Engineering Supervisor.

         James E. Wade is Vice President, Gas Marketing, of the Company and has held such position with the Company since March 1996. From January 1994 through February 1996, Mr. Wade served as Director, Gas Marketing of the Company. From 1984 through 1993, Mr. Wade held various positions with Tenneco Oil Company, Tennessee Gas Pipeline, and their affiliates.


COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors presently consists of Gary L. Downey and Jon L. Mosle, Jr. The function of the committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the Company's internal auditing methods and procedures, to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with either the scope of the audit or its implementation, to review the financial statements and related notes with the independent auditors to ensure such statements and notes fully disclose all material affairs of the Company and to recommend approval or non-approval of such financial statements and related notes.

         The Affiliate Transaction Review Committee presently consists of Jon L. Mosle, Jr. and Gary L. Downey. The function of the committee is to conduct an appropriate review of and unanimously approve affiliate party transactions and make a report of its conclusions to the Board of Directors.

         The Long-Term Incentive Plan Committee presently consists of Gary L. Downey and Jon L. Mosle, Jr. The function of the committee is to review and approve long-term incentive plans adopted by the Company.

         The Compensation Committee presently consists of Harvey J. Padewer, Charles K. Dempster and Gary L. Downey. The function of the committee is to review and approve executive compensation, including stock plans and management perquisites, to assess the Company's incentive compensation plans and to recommend compensation for directors.

         During 1997, the Board of Directors met four times, the Audit Committee met one time, the Affiliate Transaction Review Committee met one time, the Compensation Committee met four times and the Long-Term Incentive Plan Committee met three times. All Directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.


DIRECTOR COMPENSATION

         Outside Directors will receive $2,000 per board meeting attended and $500 for each committee meeting attended regardless of whether such committee meeting is held separately or in conjunction with a board meeting. In addition, outside Directors are reimbursed for their reasonable expenses in attending meetings of the Board of Directors or any committee and each outside director receives $2,000 of Company stock each quarter pursuant to the Company's 1996 Non-Employee Director Stock Plan.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Charles K. Dempster is Chairman of the Board of Directors and until August 1997 was Chief Executive Officer of the Company in addition to being Chairman of the Board and Chief Executive Officer of UtiliCorp U.K., Inc., an affiliate of UtiliCorp, the parent company of Aquila Energy which is an 81.6% beneficial owner of Common Stock of the Company. Harvey J. Padewer is Senior Vice President, UtiliCorp Energy Group an affiliate of UtiliCorp, and is President of Aquila Energy. No executive officer of the Company serves as a member of the compensation committee or other board committee performing similar functions of any other entity.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for reviewing and approving policies, practices and procedures relating to executive compensation and the establishment and administration of compensation plans. The overall goal of the Committee is to attract, reward and retain strong management and provide incentive compensation based on individual performance and success factors of the Company. The specific elements of the Company's executive compensation package are base salary, short-term incentives and long-term incentives. Each of those elements is discussed below.


         BASE SALARY

             The policy of the Committee is to review base salaries of executive officers each year in relation to oil and gas companies in general and peer group companies of similar size, specifically. The goal of the Committee is to provide executive officers with salaries which are competitive with the industry mean for similar positions. Salaries are set on an annual basis based upon performance and market factors.


         ANNUAL INCENTIVE PLAN

             To supplement annual base salary, the Company provides for annual incentive awards. The awards, which are paid 100% in cash, are awarded based upon the achievement of goals related to net income and shareholder value. All executive officers fully participate in the plan based upon a graduating scale. Awards were paid to executive officers for 1997 performance in amounts consistent with the Company's financial performance in 1997.

         STOCK INCENTIVE PLAN

             The 1997 Stock Incentive Plan (the Plan) is the long-term element of overall executive compensation. The purpose of the Plan is to align the interest of key managers participating in the Plan with the interest of shareholders by offering an incentive compensation vehicle based upon the growth in shareholders' equity and the value of the Company. Under the Plan, stock appreciation rights, stock options, restricted stock and performance awards are considered for grants annually. Awards are determined by the Committee based upon each executive officer's performance and contribution to financial goals. The Committee does not consider current holdings when considering the distribution of grants.

         CHIEF EXECUTIVE OFFICER COMPENSATION

             The Chief Executive Officer of the Company is presently Mr. F. Joseph Becraft, the Company's President. Prior to August 1997, the Chief Executive Officer was Charles K. Dempster who is also the Chairman of the Board and Chief Executive Officer of UtiliCorp U.K., Inc., an affiliate of UtiliCorp, the parent company of Aquila Energy which owns approximately 81.6% of the outstanding Common Stock of the Company. Mr. Dempster's base salary, short-term incentive and long-term incentive awards are determined and paid by UtiliCorp U.K., Inc. The Company also awarded stock options to Mr. Dempster when he served as Chief Executive Officer consistent with the Company's philosophy that key managers align their interest with the interests of shareholders and are made without regard to total rights held by Chief Executive Officers of similar size companies in the oil and gas industry. The salary, short-term incentive awards and long-term incentive awards for Mr. Becraft are determined and paid by the Company in a similar manner to provide Mr. Becraft with a salary and benefits that are competitive with the industry and align his interest as Chief Executive Officer with the interests of shareholders.

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

             Section 162(m) of the Internal Revenue Code enacted in 1993 generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance based portion of the compensation of its executive officers (which currently consists of an annual incentive program and a long-term incentive program) in a manner that complies with the statute.

         Submitted by the Compensation Committee of the Company's Board of
         Directors:

              Harvey J. Padewer     Charles K. Dempster     Gary L. Downey

EXECUTIVE COMPENSATION

         The following table sets forth a summary of compensation for the three fiscal years ended December 31, 1997, for the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1997.

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                       COMPENSATION
                                          ANNUAL              ------------------------------    PAYOUTS
                                        COMPENSATION          RESTRICTED       SECURITIES      ----------
       NAME AND PRINCIPAL       ---------------------------     STOCK          UNDERLYING         LTIP          ALL OTHER
           POSITION             YEAR   SALARY($)   BONUS($)    AWARDS($)     OPTIONS/SARS(#)   PAYOUTS($)    COMPENSATION($)
    -----------------------     ----   ---------   --------   ----------     ---------------   ----------    ---------------
    Charles K. Dempster(1)      1997   $      --   $     --    $      --      40,000(4)(5)     $       --    $        --
      Chairman of the Board     1996          --         --           --      34,100(4)                --             --
       of Directors             1995          --         --           --      49,032(6)(7)             --             --

    F. Joseph Becraft(2)        1997   $ 106,827   $115,000    $  54,700(8)   45,000(5)(6)     $       --    $     9,420(9)
      President and Chief       1996          --         --           --          --                   --             --
      Executive Officer         1995          --         --           --          --                   --             --

    Craig F. Strehl(3)          1997   $ 126,454   $     --    $      --          --           $       --    $   100,413(10)
      President and Chief       1996     239,377    235,246       28,812(11)  29,981(4)(6)(7)          --        127,926(12)
      Operating Officer         1995     231,000     98,750       30,849(11)  26,500(6)(7)             --         13,860(9)

    Damon C. Button             1997   $ 189,916   $ 30,818    $  50,000(13)   6,000(5)        $       --    $    51,709(10)
      Vice President            1996     174,316    142,930       15,733(11)  12,000(7)                --         10,459(12)
      Treasurer and Chief       1995     168,873     52,878       17,791(11)  10,000(7)                --          9,577(9)
      Financial Officer

    Travis H. Lynch             1997   $ 176,231   $ 30,000    $      --       2,000(5)        $       --    $    10,573(12)
      Vice President, Gas       1996     171,385     79,752       14,938(11)   8,000(7)                --         10,283(12)
      Supply                    1995     166,900     49,635       18,806(11)  10,000(7)                --          9,240(9)

    Mitchell R. Roper           1997   $ 173,539   $ 40,000    $  50,000(13)   6,000(5)        $       --    $    10,412(12)
      Managing Vice             1996     148,077    137,503       14,376(11)  12,000(7)                --          8,885(12)
      President, Gas Supply     1995     134,997     40,696       16,436(11)  15,000(7)                --          4,620(9)
      and Marketing

-----------

(1) From August 1993 until August 1997, Charles K. Dempster served as Chief Executive Officer of the Company. Mr. Dempster began serving as Chairman of the Board of Directors of the Company in August, 1993. Mr. Dempster, who until November 1995 was also President of Aquila Energy, receives no direct compensation from the Company. Aquila Energy does not allocate specific amounts of Mr. Dempster's compensation to the Company. The Company is charged a portion of Mr. Dempster's compensation through a Services Agreement, effective August 1, 1993. Such agreement allocates certain general and administrative expenses of Aquila Energy, including executive salaries, to the Company based on a formula taking into account net assets and revenues of the Company. The amount allocated in 1997 is not necessarily reflective of Mr. Dempster's time spent on Company matters.

(2) Mr. Becraft was elected President and Chief Executive Officer of the Company in August 1997.

(3) Mr. Strehl resigned from the Company on June 13, 1997. Mr. Strehl briefly served as Chief Executive Officer of the Company during April and part of May 1997.

(4) Options to purchase UtiliCorp common stock. The options become exercisable in increments of 25%, 25% and 50% on the second, third and fourth anniversary date, respectively, following the date of grant and have a term of ten years. The exercise price of the options are 100% of the fair market value of UtiliCorp common stock on the date of grant. For 1997, 35,000 options were granted to Mr. Dempster. For 1996, options of 34,100 and 3,603 were granted to Mr. Dempster and Mr. Strehl, respectively.

(5) Options to purchase Company common stock. The options become exercisable in increments of 25%, 25% and 50% on the second, third and fourth anniversary date, respectively, following the date of grant and have a term of ten years. The exercise price of the options are 100% of the fair market value of the Company's common stock on the date of the grant. For 1997, 5,000 options were granted to Mr. Dempster, 25,000 options were granted to Mr. Becraft, 6,000 options were granted to Mr. Button, 2,000 options were granted to Mr. Lynch and 6,000 options were granted to Mr. Roper.

(6) Options to purchase UtiliCorp common stock. All options fully vest one year from the date of grant, have a term of ten years, and an exercise price of 100% of the fair market value of UtiliCorp common stock on the date of grant. Options granted in 1995 were 29,032 and 6,500 to Mr. Dempster and Mr. Strehl, respectively. In 1996, 6,378 options were granted to Mr. Strehl and in 1997, 20,000 were granted to Mr. Becraft.

(7) Grants of stock appreciation rights ("Rights") pursuant to a stock appreciation rights plan. Each Right shall continue in effect for ten years from the date of grant, subject to earlier termination upon the occurrence of certain events and are exercisable one year from date of grant. Upon exercise, the employee shall receive a cash payment equal to the appreciation in the fair market value per share of Common Stock of the Company from the date of grant. In 1995, 20,000 Rights each were granted to Mr. Dempster and Mr. Strehl, and in 1996, 20,000 Rights were granted to Mr. Strehl.

(8) Grant of Aquila Gas Pipeline Corporation restricted stock on August 12, 1997. Restriction lapses on the second year after the date of grant. Dividends are paid on restricted stock awards at the same rate as paid to all Company stockholders. On December 31, 1997, Mr. Becraft's restricted stock was valued at $64,700.

(9)      Contributions by Aquila Gas Pipeline Corporation to the UtiliCorp
         401(k) plan.

(10) Contributions by Aquila Gas Pipeline Corporation to the UtiliCorp 401(k) plan and the UtiliCorp Supplemental Contributory Retirement Plan, a payment of $100,413 to Mr. Strehl for Rights exercised in 1997, a payment to Mr. Strehl of $82,121 for UtiliCorp stock options exercised in 1997 and a payment to Mr. Button of $41,250 for Rights exercised in 1997.

(11) Grants of Aquila Gas Pipeline Corporation restricted stock under Company incentive plans. Restriction lapses on the second or third year after the date of grant. Dividends are paid on restricted stock awards at the same rate as paid to all Company stockholders. On December 31, 1997, Mr. Button held a total of 3,533 shares of restricted stock valued at $45,717; Mr. Lynch held a total of 3,607 shares of restricted stock valued at $46,674; and Mr. Roper held a total of 3,098 shares of restricted stock valued at $40,088.

(12) Contributions by Aquila Gas Pipeline Corporation to the UtiliCorp 401(k) plan and the UtiliCorp Supplementary Contributory Retirement Plan.

(13) Grants of UtiliCorp restricted stock under incentive plans of the Company. Restriction lapses on the first year after the date of grant. Dividends are paid on restricted stock awards at the same rate as paid to all UtiliCorp stockholders. On December 31, 1997, Mr. Button and Mr. Roper each held a total of 1,801 shares of restricted stock at a value of $69,901 each.

                      OPTION GRANTS DURING 1997 FISCAL YEAR


                                               INDIVIDUAL GRANTS
                                               -----------------
                                   NUMBER OF
                                  SECURITIES        % OF TOTAL
                                  UNDERLYING     OPTIONS/SARS GRANTED    EXERCISE OR
                                 OPTIONS/SARS   TO EMPLOYEES IN FISCAL   BASE PRICE  EXPIRATION      GRANT DATE
           NAME                  GRANTED (#)           YEAR                ($/SH)       DATE        PRESENT VALUE $
           ----                  -----------   -----------------------    -------       -----      ----------------
Charles K. Dempster.............  35,000 (1)           4.0%               $35.344      2-03-08      $ 126,700 (5)
                                   5,000 (2)           8.3%               $14.000      8-05-07      $  38,495 (6)
F. Joseph Becraft...............  20,000 (3)           2.3%               $29.375      8-05-07      $  48,482 (7)
                                  25,000 (4)          41.7%               $10.940      8-13-07      $ 148,875 (8)
Damon C. Button.................   6,000 (2)           1.0%               $14.000      8-05-07      $  46,194 (6)
Travis H. Lynch.................   2,000 (2)           0.3%               $14.000      8-05-07      $  15,398 (6)
Mitchell R. Roper...............   6,000 (2)           1.0%               $14.000      8-05-07      $  46,194 (6)

-----------

(1) Options to purchase UtiliCorp common stock granted on February 2, 1997. The options become exercisable in increments of 25%, 25% and 50% on the second, third and fourth anniversary date, respectively, following the date of grant. All options fully vest four years from the date of grant, have a term of ten years, and an exercise price of 100% of the fair market value of UtiliCorp common stock on the date of grant.

(2) Options to purchase Company common stock granted on August 5, 1997. The options become exercisable in increments of 25%, 25% and 50% on the second, third and fourth anniversary date, respectively, following the date of grant. All options fully vest four years from the date of grant, have a term of ten years, and an exercise price of 100% of the fair market value of Company common stock on the date of grant.

(3) Options to purchase UtiliCorp common stock granted on August 5, 1997. The options become exercisable on the first anniversary date of the grant. All options have a term of ten years, and an exercise price of 100% of the fair market value of UtiliCorp common stock on the date of grant.

(4) Options to purchase Company common stock granted on August 13, 1997. The options become exercisable in increments of 25%, 25% and 50% on the second, third and fourth anniversary date, respectively, following the date of grant. All options fully vest four years from the date of grant, have a term of ten years, and an exercise price of 100% of the fair market value of Company common stock on the date of grant.

(5) Based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in the model include a risk-free interest rate of 6.58%, dividend yield of 6.3%, and a volatility factor of .14. No adjustments for non-transferability, risk of forfeiture or exercise of option prior to maturity have been included.

(6) Based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in the model include a risk-free interest rate of 6.34%, dividend yield of .4%, and a volatility factor of .32. No adjustments for non-transferability, risk of forfeiture or exercise of option prior to maturity have been included.

(7) Based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in the model include a risk-free interest rate of 6.4%, dividend yield of 6%, and a volatility factor of .14. No adjustments for non-transferability, risk of forfeiture or exercise of option prior to maturity have been included.

(8) Based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in the model include a risk-free interest rate of 6.46%, dividend yield of .5%, and a volatility factor of .32. No adjustments for non-transferability, risk of forfeiture or exercise of option prior to maturity have been included.


   AGGREGATED OPTION/SAR EXERCISES DURING 1997 FISCAL YEAR AND FISCAL YEAR-END
                                OPTION/SAR VALUES


                                     SHARES
                                   ACQUIRED ON                    NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                    EXERCISE                     UNDERLYING UNEXERCISED           IN-THE-MONEY
                                       (#)                          OPTIONS/SARS AT             OPTIONS/SARS AT
                                  OPTIONS/SARS      VALUE              FY-END (#)                  FY-END ($)
    NAME                          EXERCISED(1)   REALIZED ($)  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
    ----                          ------------   ------------  -------------------------   -------------------------
    Charles K. Dempster  .......      --              --            106,276 / 40,000           $727,292 / $119,210
    F. Joseph Becraft  .........      --              --                  0 / 45,000           $      0 / $237,500
    Craig F. Strehl  ...........    52,028         $175,871               0 /      0           $      0 / $      0
    Damon C. Button  ...........    10,000         $ 41,250          24,400 /  6,000           $  7,410 / $      0
    Travis H. Lynch  ...........      --              --             35,400 /  2,000           $ 54,210 / $      0
    Mitchell R. Roper  .........      --              --             46,400 /  6,000           $ 77,295 / $      0

-----------

(1) Number of Options and SARs exercised for which cash was received.


EMPLOYMENT CONTRACT

         Mr. Becraft does not have an employment contract with the Company; however, he does have a Change of Control Agreement in place. In the event a change of control occurs (as defined in the agreement) and Mr. Becraft does not continue as an employee of the Company, he will receive a severance payment equal to one and one half times his base salary at the time of his separation from the Company.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and an industry peer group index based on a combination of the Dow Jones Oil-Secondary Index and Value Line's Natural Gas Diversified Group ("Dow Jones/Value Line").


                                     [GRAPH]



                       10/19/93         12/31/93           12/31/94         12/31/95          12/31/96          12/31/97
                       --------         --------           --------         --------          --------          --------
Aquila Gas Pipeline    $100             $ 86.992           $ 51.557         $ 84.755          $104.907          $ 85.406
S&P 500                 100              100.082             98.541          132.154           158.933           211.969
Dow Jones/Value Line    100               92.542             82.986          100.197           123.878           131.471



         The returns calculated above assume the value of the investment in the Company's Common Stock and each index was $100 on October 19, 1993, and that all dividends were reinvested.

         The stock price performance shown on this graph is not necessarily indicative of future price performance of the Company's Common Stock.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, and to provide copies of such reports to the Company.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and written representations of its directors, executive officers and ten percent holders, the Company believes that during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent holders were satisfied.

CERTAIN TRANSACTIONS

         Aquila Energy and UtiliCorp Services Agreement. The Company has entered into services agreements with each of Aquila Energy and UtiliCorp (the "Services Agreements") effective August 1, 1993, pursuant to which Aquila Energy and UtiliCorp provide various services to the Company, including certain treasury, legal, tax, accounting, human resources, corporate secretarial, investor relations, risk management, management information, marketing, administrative and other services. Such services have historically been supplied to the Company by Aquila Energy and UtiliCorp and the Services Agreements provide for the further delivery of such services substantially similar in nature and quality to those services previously provided. The Company has agreed to reimburse Aquila Energy and UtiliCorp for all direct costs incurred in rendering such services and to pay Aquila Energy and UtiliCorp for allocated indirect costs incurred in rendering such services. The initial term of each of the Services Agreements is until December 31, 1994, and automatically renews for successive periods of one fiscal year unless terminated by either party. The Services Agreements are reviewed annually by the Affiliate Transaction Review Committee.

          Gas Sales Agreements. The Company has entered into two gas sales agreements (the "Gas Sales Agreements") effective September 1, 1993, pursuant to which the Company sells to a subsidiary of Aquila Energy substantially all of its gas quantities available from its Elk City and Mooreland systems located in Oklahoma. The Gas Sales Agreements provide pricing terms for the gas based on published monthly index prices of interstate pipelines connected to the Elk City and Mooreland systems. The pricing terms for such gas may be redetermined to be effective on any successive six month anniversary of the date of the agreements. If the parties cannot agree on a redetermination as provided in the Gas Sales Agreements, the agreements shall terminate at such six month anniversary date. The Gas Sales Agreements each have a term of five years.

         Tax Sharing Agreement. The Company, Aquila Energy and UtiliCorp have entered into a tax sharing agreement (the "Tax Sharing Agreement") which provides for the allocation of liabilities, procedures to be followed and other matters with respect to certain taxes for tax years beginning after December 31, 1992, in which UtiliCorp, Aquila Energy, the Company and its subsidiaries (the "Combined Consolidated Group") are included in a consolidated federal income tax return filed for the Combined Consolidated Group.

         Under the Tax Sharing Agreement, UtiliCorp has sole and exclusive responsibility for the preparation and filing of the consolidated U.S. federal income tax return of the Combined Consolidated Group beginning in 1993. UtiliCorp is responsible for making all federal income tax payments on behalf of the Combined Consolidated Group. Estimated tax sharing payments will be made by the Company to UtiliCorp for each taxable year in which a combined consolidated return is filed. If a return reflects a net operating loss, net capital loss, excess tax credit or other tax attributes, UtiliCorp will pay the Company the refund which the Company would have received as a result of the carryback of such attribute to any taxable year or years subsequent to December 31, 1992 in which the Company and its subsidiaries are included in the Combined Consolidated Group. An amendment to the Tax Sharing Agreement was signed effective December 1, 1995, that specifies the manner in which the Company would be liable to UtiliCorp in the event of a potential adjustment by the Internal Revenue Service
(IRS) relating to UtiliCorp's consolidated federal income tax returns for a certain depreciation expense issue through 1992. The amendment also provides for UtiliCorp to pay the interest, if any, relating to the potential adjustment up to $1.5 million.

         The principles expressed above with respect to federal income tax matters apply equally to state and local income and franchise tax matters under the Tax Sharing Agreement.

         Aquila Revolvers. A Company subsidiary, Aquila Southwest Energy Corporation ("ASW"), has entered into a $50 million revolving credit agreement between ASW and Aquila Energy (the "Aquila Revolver"). As of December 31, 1997, there was $50 million outstanding under this credit agreement. This revolver bears interest at ASW's election of either a base rate (the higher of a bank prime rate or one-half of 1% above the Federal Funds rate), an adjusted certificate of deposit rate or a Eurodollar rate. The maturity date on this revolver automatically renews in one-year periods from each commitment period (October of each year) unless Aquila Energy gives at least a one-year notice not to renew from the commitment period. Currently, the maturity date is October of 1999. ASW is obligated to pay a commitment fee on any unused portion of the Aquila Revolver at the rate of one-fourth of 1% per annum. All principal outstanding is due at the end of the Aquila Revolver's term.
Amounts may be prepaid at any time.

         Under the Aquila Revolver, ASW may not pledge its assets to secure indebtedness except for certain permitted liens. Amounts outstanding under the Aquila Revolver are expressly subordinate to the Aquila Southwest 8.29% Senior Notes due 2002 ("8.29% Senior Notes"). Certain limitations are placed on ASW's obligation to make payments on the Aquila Revolver in the event of default under the terms of the 8.29% Senior Notes.

         In September 1994, the Company entered into an additional agreement with Aquila Energy that provides an unsecured revolving credit facility for borrowing up to an amount equal to the difference between $125 million and the balance outstanding on the $50 million revolving credit facility described above. On June 1, 1997, the Company voluntarily reduced its commitment by $40 million from $165 million to $125 million. As of December 31, 1997, there was $57.7 million outstanding under this credit agreement. On February 1, 1998, the revolving credit facility's commitment was voluntarily reduced again by $10 million to $115 million. This revolver bears interest at the Company's election of either a base rate (the higher of a bank prime rate or one-half of 1% above the Federal Funds rate), an adjusted certificate of deposit rate or a Eurodollar rate. The maturity date on this revolver automatically renews in one-year periods from each commitment period (December of each year) unless Aquila Energy gives at least a one-year notice not to renew from the commitment period. Currently, the maturity date is December of 1999. The Company must pay an annual commitment fee to Aquila Energy of one-fourth of 1% on the unutilized portion of the revolving credit facility.

         In July 1996, a Company subsidiary, AQP Holdings L.P. ("Holdings"), entered into an unsecured $3 million revolving note agreement with Aquila Energy. The note bears interest at a bank prime rate and matures in December of 1999. In February 1997, the revolving note agreement was paid off and there was not a balance outstanding at December 31, 1997.

         Aquila Loan Agreements. In September 1995, the Company entered into a Loan Agreement (the "Loan") with Aquila Energy for an amount of $50 million. The Loan is unsecured and bears interest at 6.47% due semi-annually. The principal amount of the Loan is required to be repaid to Aquila Energy by June 1, 2005. The Loan contains various covenants including certain financial covenants related to net worth. As of December 31, 1997, there was $50 million outstanding under the Loan.

         In April 1997, the Company entered into another Loan Agreement (the "Loan Agreement") with Aquila Energy for an amount of $16.3 million. The Loan Agreement is unsecured and bears interest at 6.83% due semi-annually. The principal amount of the Loan Agreement shall be repaid to Aquila Energy by October 15, 2006. The Loan Agreement also requires the Company to comply with certain financial covenants and limits the activities of the Company in other ways. As of December 31, 1997, there was $16.3 million outstanding under the Loan Agreement.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         Two Directors of the Company are to be elected, in "Class A", to hold office for three years. The following persons have been designated as nominees for the office: Robert L. Howell and Jon L. Mosle, Jr. It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the said nominees unless otherwise specified.


         THE BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 1.

         Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting, in person or by proxy, and entitled to vote. Under applicable Delaware law, in determining whether the proposal has received the requisite number of affirmative votes, the abstention or failure to vote shares present and broker non-votes does not have the effect of a vote "against" a nominee, since only a plurality of votes cast (rather than of votes present) is necessary to elect a Director.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

         The firm of Arthur Andersen LLP was retained by the Company as independent public accountants for the year 1997. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

         The Audit Committee of the Board of Directors will make its recommendations with respect to retention of an independent public accounting firm for the year 1998 at the next meeting of the Board of Directors.


OTHER BUSINESS

         Management does not know of any matters to be presented at the meeting other than those specifically referred to in the Notice of Meeting. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the proxy to vote it in accordance with their judgment.


PROPOSALS OF SECURITY HOLDERS

         Proposals of security holders intended to be presented at the next annual meeting scheduled for May 11, 1999, must be received by the Company no later than December 23, 1998, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to stockholders on or before April 12, 1999.


                                     AQUILA GAS PIPELINE CORPORATION




                                          F. JOSEPH BECRAFT
                                          Chief Executive Officer
                                          President and Director

Dated: April 20, 1998
San Antonio, Texas 78216

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY
THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR PROPOSAL 1.

                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                        WITHHOLD authority to vote
               FOR         for all Nominees

1.  Election of   To withhold authority to vote for any individual     2.  In their discretion, the Proxies are authorized to vote
    Directors     nominee, write that nominee's name in the space           upon such other business as may properly come before
                  provided below.  (nominees are listed on reverse)         the meeting
                  ------------------------------------------------

                                                                       Please check this box if you      [ ]
                                                                       have written comments on the
                                                                       reverse side.

                                                                       NOTE:  Please sign exactly as name appears
                                                                       hereon.  Joint owners should sign.  When signing
                                                                       as attorney, executor, administrator, trustee or
                                                                       guardian, please give full title as such.



                                                                       --------------------------------------------------
                                                                       SIGNATURE (IF JOINTLY HELD)
                                                                       DATE



                                                                       --------------------------------------------------
                                                                       SIGNATURE(S)
                                                                       DATE



                              FOLD AND DETACH HERE

Aquila Gas Pipeline Corporation                  PROXY/VOTING INSTRUCTION CARD
-------------------------------------------------------------------------------
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 12, 1998.


P
R
O
X
Y

    The undersigned hereby appoints Charles K. Dempster and F. Joseph Becraft, the attorneys and agents of the undersigned, each with powers of substitution, as proxies for the undersigned to vote all Common Stock the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Aquila Gas Pipeline Corporation called to be held at the Hyatt Regency San Antonio, 123 Losoya Street, San Antonio, Texas at 10:00 A.M., Tuesday, May 12, 1998, and at any adjournment thereof, in the manner indicated on the reverse side of this proxy, and upon such other business as may lawfully come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS INDICATED ON THE REVERSE SIDE HEREOF.



Election of Directors, Nominees:                     COMMENTS
Robert L. Howell
Jon L. Mosle, Jr.                       -------------------------------------
                                        -------------------------------------
                                        -------------------------------------
                                        (if you have written in the above
                                        space, please mark the corresponding
                                        box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need to not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. However, the proxy committee cannot vote your shares unless you sign and return this card.


                              FOLD AND DETACH HERE